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    Airship International Ltd. Shareholders Approve Name Change to
Entertainment International Ltd.

    Orlando, Florida, October 19, 1998 -- Airship International Ltd. (Electronic Bulletin Board "ENTI") announced today that its shareholders approved an amendement to the Company's Certificate of Incorporation to change the Company's name to "Entertainment International Ltd." The Company cited its intention to focus on various sectors of the entertainment industry that offer the Company more opportunities. The Company believes the name change will better reflect the scope of its potential business. The new CUSIP number for Entertainment International Ltd.'s common stock is 29380Y104.

    For the quarter ended June 30, 1998, the Company reported net income of $5,652,000. The quarter's profit was a result of the conversion of each share of the Company's outstanding preferred stock into three shares of common stock. As a result of the conversion, the preferred stock, as well as its accrued dividends, was eliminated. The preferred stock conversion was approved at the Company's Annual Meeting on June 10, 1998 by a majority of the holders of the Company's common and preferred stock, voting together, and a majority of the holders of the preferred stock, voting separately as a class.

Contact: Scott Bennett, (407) 351-0011.